Exhibit 5.1

[LETTERHEAD OF SCHIFF HARDIN LLP]

March 12, 2021

First Mid Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to First Mid Bancshares, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 12, 2021 under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed sale by Elizabeth Paige Laurie, Trustee of the EPL LINCO Trust, dated December 1, 2015 (the “Selling Stockholder”) from time to time pursuant to Rule 415 under the Securities Act of up to 1,262,246 shares of the Company’s common stock, par value $4.00 per share (the “Common Stock”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.  In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons.  As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.  We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, the Common Stock has been duly authorized by the Company and is legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

First Mid Bancshares, Inc.

March 12, 2021

The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.  The opinion herein is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:  /s/ Jason L. Zgliniec

Jason L. Zgliniec